Exhibit 1.2

EXECUTION COPY

CARRAMERICA REALTY OPERATING PARTNERSHIP, L.P.

(a Delaware Limited Partnership)

5.500% Senior Notes due 2010

TERMS AGREEMENT

Dated: December 8, 2005

To:	CarrAmerica Realty Operating Partnership, L.P.

1850 K Street, N.W.

Suite 500

Washington, D.C. 20006

Attention: Chairman of the Board of Directors

Ladies and Gentlemen:

We (the “Representatives”) understand that CarrAmerica Realty Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), proposes to issue and sell $250,000,000 aggregate principal amount of its unsecured debt securities (the “Debt Securities”) (such Debt Securities being collectively hereinafter referred to as the “Underwritten Securities”). CarrAmerica Realty Corporation and CarrAmerica Realty, L.P. (the “Guarantors”) have agreed to guarantee the Underwritten Securities (the “Guarantees”) as to payments of principal, premium, if any, and interest. With respect to the issuance and sale of the Debt Securities and the related Guarantees to the Underwriters, the Guarantors agree to be jointly and severally liable with the Operating Partnership as to the Operating Partnership’s obligations contained in Sections 1, 3, 4, 6, 7 and 8 of the Underwriting Agreement referred to below, as if the Guarantors were originally named as a party thereto. Subject to the terms and conditions set forth or incorporated by reference herein, the underwriters named below (the “Underwriters”) offer to purchase, severally and not jointly, the respective principal amounts of Underwritten Securities and accompanying Guarantees (as defined in the Underwriting Agreement referred to below) set forth below opposite their respective names at the purchase price set forth below.

Underwriter	Principal Amount of Senior Notes
J.P. Morgan Securities Inc.	$75,000,000
UBS Securities LLC	75,000,000
Banc of America Securities LLC	18,750,000
BNY Capital Markets, Inc.	6,250,000
Commerzbank Capital Markets Corp.	6,250,000
Goldman, Sachs & Co.	18,750,000
Morgan Stanley & Co. Incorporated	18,750,000
PNC Capital Markets, Inc.	6,250,000
Wachovia Capital Markets, LLC	18,750,000
Wells Fargo Brokerage Services, LLC	6,250,000

Total	$250,000,000

The Underwritten Securities shall have the following terms:

Title of Securities: 5.500% Senior Notes due 2010.

Currency: U.S. Dollars.

Principal amount to be issued: $250,000,000

Current ratings: Moody’s Investors Service, Inc.: Baa2 (stable outlook); Standard & Poor’s Corporation: BBB; Fitch, Inc.: BBB.

Interest rate: 5.500%.

Interest payment dates: Each June 15 and December 15, beginning on June 15, 2006.

Stated maturity date: December 15, 2010

Redemption or repayment provisions: The Underwritten Securities may be redeemed at any time at the option of the Operating Partnership, any time in whole or from time to time in part, at a redemption price equal to the sum of (i) the principal amount of the Underwritten Securities being redeemed plus accrued interest to the redemption date and (ii) the Make-Whole Amount, if any, with respect to such Underwritten Securities.

Make Whole Amount: T+20.

Delayed Delivery Contracts: Not authorized.

Initial public offering price: 99.646%, plus accrued interest, if any, from the date of issuance.

Purchase price: 99.046% plus accrued interest, if any, from the date of issuance (payable in same-day funds).

Other terms: The Underwritten Securities shall be in the form specified in the Officers’ Certificate of CarrAmerica Realty Corporation, as the general partner of CarrAmerica Realty Operating Partnership, L.P. (including Exhibit B attached thereto) to be dated December 13, 2005, delivered pursuant to Section 301 of the Indenture, dated as of June 23, 2004, among CarrAmerica Realty Operating Partnership, L.P., as Primary Obligor, CarrAmerica Realty Corporation and CarrAmerica Realty, L.P., as Guarantors and U.S. Bank Trust National Association, as Trustee.

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Closing date and location: December 13, 2005 at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York 10019.

Time of Sale and Time of Sale Information

For purposes of this transaction, the term “Time of Sale” as used in the Underwriting Agreement, as defined below, and this Agreement shall mean 1:40 p.m. on the date hereof.

The Time of Sale Information for this transaction includes the following: (1) any scheduled Issuer Free Writing Prospectuses attached as exhibits hereto, (2) the preliminary Prospectus Supplement dated December 8, 2005 together with the Base Prospectus and (3) any filing under the 1934 Act which is deemed incorporated by reference in the Registration Statement or the Preliminary Prospectus Supplement and the Base Prospectus.

Incorporation by Reference of Underwriting Agreement

All the provisions contained in the document entitled “CarrAmerica Realty Operating Partnership, L.P. — Debt Securities Underwriting Agreement” (the “Underwriting Agreement”) to which this Terms Agreement is attached are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in the Underwriting Agreement are used herein as therein defined.

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Please accept this offer by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours,

J.P. MORGAN SECURITIES INC.
UBS SECURITIES LLC

By:	J.P. Morgan Securities Inc.
on behalf of the several
Underwriters named above

/s/ Robert Bottamedi
Name:	Robert Bottamedi
Title:	Vice President

Accepted:

CARRAMERICA REALTY OPERATING PARTNERSHIP, L.P.

By:	CarrAmerica Realty Corporation,
its General Partner

By:	/s/ Stephen M. Walsh
Name:	Stephen M. Walsh
Title:	Vice President Capital Markets

CARRAMERICA REALTY CORPORATION, as Guarantor

By:	/s/ Stephen M. Walsh
Name:	Stephen M. Walsh
Title:	Vice President Capital Markets

CARRAMERICA REALTY, L.P., as Guarantor

By:	CarrAmerica Realty GP Holdings, LLC,
its General Partner

By:	/s/ Stephen M. Walsh
Name:	Stephen M. Walsh
Title:	Vice President Capital Markets

Exhibit A

Free Writing Prospectus Regarding Co-Managers